As filed with the Securities and Exchange Commission on May 24,1996 Registration No. 33-

_________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549
                          ________________________

                                  FORM S-3

                           REGISTRATION STATEMENT

                                   UNDER

                         THE SECURITIES ACT OF 1933
                          ________________________

                           EXCEL TECHNOLOGY, INC.
          (Exact name of Registrant as specified in its charter)

             DELAWARE                                 11-2780242
 (State or other jurisdiction of                   (I.R.S. Employer
  incorporation or organization)                Identification Number)


                                              J. DONALD HILL, PRESIDENT
                                                Excel Technology, Inc.
       45 Adams Avenue                             45 Adams Avenue
  Hauppauge, New York 11788                  Hauppauge, New York 11788
      (516) 273-6900                                (516) 273-6900
(Address, including zip code,              (Name, address, including zip
and telephone number, including                 and telephone number,
  area code, of Registrant's                   including area code, of
 principal    executive offices)                      agent for service)


         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                          LEONARD J. BRESLOW, ESQ.
                              Breslow & Walker
                              875 Third Avenue
                          New York, New York 10022
                               (212) 832-1930


     Approximate date of commencement of proposed sale to the public:
                     As soon as practicable after this
                 Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      CALCULATION OF REGISTRATION FEE

                                                          Proposed        Proposed
                                                           Maximum         Maximum        Amount of
Title of Each Class of Securities           Amount to   Offering Price    Aggregate      Regisration
to be Registered                          be Registered    Per Share    Offering Price       Fee
______________________________________________________________________________________________________


Common Stock, par value $.001 per share <F1>    37,100      $ 4.00        $148,400         $ 51.17
Common Stock, par value $.001 per share <F1>     2,000      $ 4.25        $  8,500         $  2.93
Common Stock, par value $1.00 per share <F1>   160,000      $ 5.00        $800,000         $275.86
Common Stock, par value $1.00 per share <F1>    50,000      $ 5.25        $262,500         $ 90.52
Common Stock, par value $1.00 per share <F1>    12,000      $ 6.375       $ 76,500         $ 26.38
Common Stock, par value $1.00 per share <F2>     1,000      $10.438 <F3>  $ 10,438         $  3.60

Total Registration Fee                                                                     $450.46

<F1>
Represents shares of Common Stock issuable upon exercise of currently outstanding warrants.
<F2>
Represents shares of Common Stock issued pursuant to the exercise of warrants.
<F3>
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule
457(c) under the Securities Act of 1933, as amended. Represents the average of the high and low prices of the Common Stock as quoted on NASDAQ on May 17, 1996.


Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments, in accordance with the anti-dilution provisions of the warrants.

                  Subject to Completion, Dated May 24, 1996

                           EXCEL TECHNOLOGY, INC.
                      262,100 Shares of Common Stock
                           ______________________

This Prospectus covers 261,100 shares of common stock, par value $.001 per share (the "Common Stock"), of Excel Technology, Inc. (the "Company"), issuable upon the exercise of outstanding warrants (the "Warrants") of the Company issued to various product consultants and financial consultants to the Company. Each Warrant entitles the holder thereof to purchase one share of Common Stock at exercise prices ranging from $4.00 to $6.375 per share, subject to adjustment, for a period of five years from the date of issuance of the Warrant.

This Prospectus also covers 1,000 shares of Common Stock acquired by a consultant to the Company pursuant to the exercise of warrants previously granted to him.

The Common Stock is traded on the NASDAQ National Market System (the "NASDAQ/NMS") under the symbol XLTC, and on May 20, 1996, the last sale price of the Common Stock was $11.00 per share.


SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THE PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



In the event all of the Warrants are exercised, the proceeds to the Company would be $1,295,900, before deduction of expenses, including legal, accounting and miscellaneous expenses payable by the Company, which are estimated to be $10,451. See "Use of Proceeds" and "Plan of Distribution".


            The date of this Prospectus is _________, 1996

                           AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: Chicago Regional Office, 219 South Dearborn Street, Chicago, Illinois 60604 and New York Regional Office, 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                    DOCUMENTS INCORPORATED BY REFERENCE

The following documents are incorporated by reference herein:

           1.   Annual Report on Form 10-K for the year ended
                December 31, 1995.
           2.   Quarterly Report on Form 10-Q for the quarter ended
                March 31, 1996.

           3. Registration Statement on Form 8-A, declared effective by the Commission on June 11, 1991.

Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing for such document.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests may be made to Excel Technology, Inc. 45 Adams Avenue, Hauppauge, New York 11788, Attn: Mr. Antoine Dominic, (516) 273-6900.

                                 THE COMPANY

Excel Technology, Inc. designs, develops, manufactures and markets laser systems and electro-optical components for electronics, semiconductors, and other industrial and dental applications. The word laser is an acronym for "Light Amplification by Stimulated Emission of Radiation". The essence of the laser is the ability of a photon (light energy) to stimulate the emission of other photons, each having the same wavelength (color) and direction of travel. The laser beam is so concentrated and powerful that it can produce power densities millions of times more intense than that found on the surface of the sun, capable of cutting, welding and marking industrial products, yet can be precisely controlled and directed, capable of performing delicate surgery on humans.

Excel is a leader in systems and components for beam-steered laser marking, scientific, semiconductor and other industrial laser applications, including automated environments. Optical components for quality control and on-line test equipment serve many of the same internationally known entities. The Company also manufactures and markets lasers for dentists. Superior customer service is vital in each operating facility and has greatly contributed to Excel's revenue growth. Moreover, the Company hopes to enhance its growth via additional acquisitions and alliances.

In October 1992, the Company acquired Quantronix Corporation, a Delaware corporation (subsequently renamed Excel/Quantronix, Inc., "Quantronix"), for Common Stock and warrants of the Company valued at approximately $9 million, in a transaction pursuant to which Quantronix became a wholly-owned subsidiary of the Company. The acquisition of Quantronix and its wholly-owned subsidiaries, Control Laser Corporation, located in Orlando, Florida (subsequently renamed Excel/Control Laser, Inc. and currently a wholly-owned subsidiary of Excel, "Control Laser"), Quantronix GmbH, located in Germany ("Quantronix GmbH") and The Optical Corporation, located in Oxnard, California ("Optical"), provided the Company with its industrial, scientific and semiconductor product lines, supplemented the Company's dental products, and provided the Company with a significant revenue base as well as established manufacturing, engineering, marketing and customer service capabilities.

In May 1994, the Company received net proceeds of approximately $6.6 million as a result of calling for redemption its then outstanding Class A warrants. Approximately 1.24 million Class A warrants were exercised to acquire Common Stock at $6.00 per share. The successful completion of the exercise of the Class A warrants improved the Company's balance sheet and cash position.

On February 14, 1995, the Company acquired Cambridge Technology, Inc. ("Cambridge"), located in Watertown, Massachusetts. Cambridge is engaged primarily in the manufacture of scanners which move a laser beam with speed and precision. Systems using these scanners have applications in laser marking and etching, high density laser printing and writing, digitized x-ray imaging, and entertainment laser light shows and displays. The Company believes that this acquisition should allow it to expand into new markets as well as enhance its present market position in the industrial marketplace. The Company acquired all of the outstanding shares of capital stock of Cambridge in exchange for $4,750,000, consisting of $4,500,000 in cash (of which $3,500,000 was paid on February 14, 1995) and $250,000 in shares of Common Stock (valued as of February 14, 1995). An additional $600,000 due to be paid on the first anniversary date of the acquisition was paid on March 5, 1996, and $400,000 will be paid on the second anniversary date of the acquisition. Pursuant to the acquisition agreement, additional payments, up to a maximum of $1,200,000 (subject to adjustment based upon Cambridge's gross margins), are to be made if Cambridge meets certain performance goals during the first two fiscal years after the acquisition. In connection therewith, the Company has so far paid $731,000 based on the attainment of performance goals as defined in the acquisition agreement. The Company utilized its own cash to finance these payments.

On October 2, 1995, the Company acquired the Photo Research Division ("The Photo Research Division") of Kollmorgen Instruments Corporation ("Kollmorgen"). The Photo Research Division is engaged primarily in the business of developing, manufacturing, and marketing photometric and spectroradiometer instruments and systems (the "Business"). In accordance with an Asset Purchase Agreement, dated as of September 29, 1995, by and between Kollmorgen and Photo Research Inc. ("Photo Research"), a wholly-owned subsidiary of the Company formed for the purpose of effecting the acquisition, Photo Research purchased from Kollmorgen substantially all of the net assets and properties utilized in connection with the Business, in consideration of $3,525,000 in cash.
The Company utilized its own cash to finance the acquisition. Subsequently, the Company obtained a $3,500,000 five year term loan, from U.S.Trust, (the "Bank"), the proceeds of which have been utilized by the Company to replenish its own cash used in financing the acquisition.

Unless the context requires otherwise, as used herein the terms "Company" and "Excel" refer to Excel Technology, Inc., its wholly-owned subsidiaries, and the wholly-owned subsidiaries of Quantronix. The Company's principal executive offices are located at 45 Adams Avenue, Hauppauge, New York 11788, and its telephone number is (516) 273-6900.



                                THE OFFERING

Securities Offered........262,100 shares of Common Stock.

Shares of Common Stock Outstanding

Before Offering...........8,743,634 (1)

After Offering............9,004,734 (1)(2)

Estimated Net Proceeds....$1,285,449 (2)

Use of Proceeds...........Working capital and general corporate purposes.

Risk Factors..............Investment in the securities offered hereby involves certain risks.  See "Risk Factors."

NASDAQ Symbol of
Common Stock.............XLTC


(1) Does not include (i) an aggregate of 1,801,515 shares of Common Stock issuable under the Company's 1990 Stock Option Plan, as amended;
(ii) 1,648,158 shares of Common Stock issuable upon the exercise of outstanding warrants; or (iii) 359,942 shares of Common Stock issuable upon the conversion of outstanding shares of Series 1 redeemable convertible preferred stock.

(2)           Assumes the exercise of all of the Warrants.

                                RISK FACTORS

The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business.

UNCERTAIN MARKET ACCEPTANCE. The Company's overall marketing objective is to strengthen its presence in existing markets, and establish its market presence in other industrial markets. With any laser technology, there is the substantial risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of the Company's laser products will depend, in large part, upon the ability of the Company to demonstrate the potential advantages of its laser products over other types of laser products and over similar products manufactured by other companies. There can be no assurance that the Company will be able to achieve all or any of its marketing objectives, or that the Company's products will be accepted in their intended marketplaces on any significant basis.

INTENSE COMPETITION. The laser and electro-optical component industry generally is subject to intense competition. The Company's current and proposed laser products will compete with existing and proposed products marketed by other laser manufacturers. Some of the Company's competitors are substantially larger in size and have substantially greater financial, managerial, technical and other resources than the Company. There can be no assurance that the Company will successfully differentiate its current and proposed products from the products of its competitors or that the marketplace will consider the Company's products to be superior to competing products.

TECHNOLOGICAL OBSOLESCENCE. The laser industry is characterized by extensive research and rapid technological change. The development by others of new or improved products, processes or technologies may make the Company's current or proposed products obsolete or less competitive. Accordingly, the Company will be required to devote continued efforts and financial resources to further develop and enhance its existing products and conduct research to develop new products.

COMPLIANCE WITH GOVERNMENT REGULATIONS. The Company currently is subject to the laser radiation safety regulations of the Radiation Control for Health and Safety Act administered by the National Center for Devices and Radiological Health of the United States Food and Drug Administration (the "FDA"). The National Center for Devices and Radiological Health is empowered to seek fines and other remedies for violations of these regulatory requirements. The Company believes it has taken all necessary action to comply with these regulations. Moreover, the Company's dental laser products are subject to extensive FDA regulations governing the use and marketing of such devices, including the requirement that the FDA grant marketing approval of each device for use in the treatment of humans.

PATENT PROTECTION. The Company's ability to effectively compete with other manufactures of laser products may depend upon the proprietary nature of its technologies. The Company owns several patents and has other applications pending. The Company expects to file additional patent applications in the future. While the Company believes that certain of its technology is distinct from any technology currently claimed by other companies, there can be no assurance that other companies are not investigating or developing other technologies that are similar to the Company's technology, or that any additional patents will be issued to the Company or that such patents will afford the Company sufficiently broad patent coverage to provide any significant deterrent to competitive products. Even if a competitor's products were to infringe products owned by the Company, it could be very costly for the Company to enforce its rights in an infringement action. The validity and enforceability of such patents may be significant to the Company and may be important to the success of the Company. The Company, however, believes that the best protection of proprietary technology in the laser industry comes from market position, technical innovation and product performance. There can be no assurance that any of these will be realized or maintained by the Company.

              The Company has not conducted any patent searches regarding its products and has not obtained an opinion of counsel as to the validity of its patents or patent applications. The Company has obtained licenses under certain patents covering lasers and related technology incorporated into the Company's products. However, there may be other patents covering the Company's current or proposed products. If valid patents are infringed, the patent owner will be able to prevent the future use, sale and manufacture of the subject products by the Company and also will be entitled to damages for past infringement. Alternatively, the Company may be required to pay damages for past infringement and license fees or royalties on future sales of the infringing components of its systems. Infringement of any patents also may render the Company liable to purchasers and end-users of the infringing products. If a patent infringement claim is asserted against the Company, then, whether or not the Company is successful in defending such claim, the defense of such claim may be very costly. While the Company is unable to predict what such costs, if any, will be incurred if the Company is obligated to devote substantial financial or management resources to patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.

POTENTIAL PRODUCT LIABILITY. The testing and use of human health care products entails an inherent risk of physical injury to patients and resultant product liability litigation. While the Company has obtained product liability insurance in the amount of $2,000,000, there can be no assurance that any damages assessed against the Company in the event of suit will not exceed its coverage. In addition, the costs of defending or settling a product liability action and the negative publicity arising therefrom could have a material adverse impact on the Company, even if the Company were ultimately to prevail.

DEPENDENCE ON SUPPLIERS. The Company relies on outside suppliers for all of its manufacturing supplies, parts and components. Most parts and components used by the Company currently are available from multiple sources. While the Company has not encountered any difficulty in obtaining these materials, there can be no assurance that, in the future, its current or alternative sources will be able to meet all of the Company's demands on a timely basis. Unavailability of necessary parts or components could require the Company to re-engineer its products to accommodate available substitutions which would increase costs to the Company and/or have a material adverse effect on manufacturing schedules, product performance and market acceptance.

DEPENDENCE ON FOREIGN SALES. A significant amount of the Company's product sales are made to customers outside the United States. Consequently, the Company's business is subject to the effects of any restrictions on foreign trade or investment imposed by either the United States or foreign governments. The Company's sales also may be adversely affected by increases in the strength of the dollar relative to foreign currencies, which could have the effect of increasing the costs of the Company's products to foreign purchasers.

ADVERSE CONSEQUENCES ASSOCIATED WITH RESERVATION OF SUBSTANTIAL SHARES OF COMMON STOCK. The Company has reserved 1,648,158 shares of Common Stock for issuance upon the exercise of outstanding warrants (including the Warrants), and has reserved 1,801,515 shares for issuance to employees, officers, directors, and consultants pursuant to the Company's 1990 Stock Option Plan, as amended. The price which the Company may receive for the Common Stock issuable upon exercise of such options and warrants, in all likelihood, will be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such options and warrants the holders thereof are given, at little or no cost, the opportunity to profit from a rise in the market price of the Common Stock. The existence of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. In all likelihood, the Company would be able to obtain additional equity capital on terms more favorable to the Company at the time the holders of such securities choose to exercise them. In addition, should all or substantially all of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS. The Company would be unable to issue the shares underlying the Warrants unless, at the time of exercise, (i) the Company has a current prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants and (ii) such shares of Common Stock have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration date of the Warrants, there is no assurance that it will be able to do so.

DIVIDENDS ON COMMON STOCK NOT LIKELY. The Company has never paid any cash dividends on its Common Stock. For the foreseeable future it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of shares of Common Stock.

                               USE OF PROCEEDS


In the event that all of the Warrants are exercised, the net proceeds to the Company pursuant to the offering hereby are estimated at approximately $1,285,449, after deducting expenses estimated at $10,451. Such net proceeds are expected to be expended for working capital and general corporate purposes.

The foregoing allocation of net proceeds of this offering is based upon the Company's present plans and estimates regarding general economic and industry conditions and the Company's future revenues and expenditures. If these factors change, the Company may find it necessary or advisable to use portions thereof for other purposes.


The Company will not receive any of the proceeds from the resale of the shares of Common Stock by the holders who exercise their Warrants.

                            SELLING STOCKHOLDERS



The following table sets forth (i) the name of the selling stockholder ("Selling Stockholder"), (ii) the number of shares of Common Stock owned of record by such Selling Stockholder prior to the offering, (iii) the number of shares of Common Stock offered for such Selling Stockholder's account, and (iv) the number of shares of Common Stock owned of record by such Selling Stockholder after completion of the offering, assuming all Shares offered pursuant to this Prospectus are sold.



                      Number of          Number of          Number of
                  Securities Owned       Securities      Securities Owned
Name of Selling    of Record Prior   Offered for Selling  of Record After
Stockholder         to Offering     Stockholder's Account    Offering

Dr. Daniel Bida        1,000              1,000                  0



The Selling Stockholder shall be entitled to receive all of the proceeds from the sale of his shares of Common Stock.


                           PLAN OF DISTRIBUTION


261,100 of the shares of Common Stock covered by this Prospectus are issuable upon the exercise of the Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock at exercise prices ranging from $4.00 to $6.375 per share, subject to adjustment, for a period of five years from the date of issuance of the Warrant.

The Selling Stockholder may offer and sell the shares of Common Stock acquired upon the exercise of the Warrants from time to time as market conditions permit, on the NASDAQ/NMS or otherwise, through ordinary brokerage transactions, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The aforementioned methods of sale described above may not be all-inclusive.

Any broker-dealer acquiring securities in the over-the-counter market from the Selling Stockholder may sell the securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. Such broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"); any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses of the holders and applicable transfer taxes, are payable by such parties, as the case may be.

                               LEGAL MATTERS

Legal matters in connection with the securities offered hereby will be passed upon for the Company by Breslow & Walker, 875 Third Avenue, New York, N.Y. 10022. As of the date hereof, Howard S. Breslow, Joel M. Walker, and Gary T. Moomjian, each of whom are partners of Breslow & Walker, own 64,000, 9,000, and 12,000 shares of Common Stock, respectively. Howard S. Breslow is a director of the Company.

                                  EXPERTS

The financial statements and schedule of Excel Technology, Inc., as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and elsewhere in this Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in the method of accounting for investments in 1994.

                           ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

              No dealer, salesperson, or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances or the facts herein set forth since the date hereof.




            EXCEL TECHNOLOGY, INC.


             TABLE OF CONTENTS
                                        Page

Available Information..................  2

Documents Incorporated by Reference....  2

The Company............................  3

The Offering...........................  5

Risk Factors...........................  6

Use of Proceeds........................  9                PROSPECTUS

Selling Stockholders................... 10

Plan of Distribution................... 11               May --, 1996

Legal Matters.......................... 11

Experts................................ 11

Additional Information................. 12



                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


Registration Fee               $   451
Accounting Fees and Expenses   $ 3,000
Legal fees and expenses        $ 6,000
Miscellaneous Expenses         $ 1,000
                               .......

                       Total   $10,451


Item 15.  Indemnification of Director's and Officers.

Under Section 145 of the Delaware General Corporation Law the registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision eliminating the personal liability of directors to the Company or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Company's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as a director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law, which relates to a willful or negligent violation of section 160 (regarding the illegal purchase or redemption of stock by a corporation) or 173 (regarding a corporations illegal declaration or payment of dividends) of the Delaware General Corporation Law, or (d) for any transaction from which the director for acts or omissions occurring prior to the date of adoption of this provision. In addition, section 145 of the Delaware General Corporation Law empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Company's By-laws provide that the Company will indemnify and advance expenses of defense to its officers and directors substantially to the full extent authorized by the Delaware General Corporation Law.

The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the Delaware General Corporation Law.







Item 16.  EXHIBITS.

   Exhibit
   Number                           Documents
 .............                       .........

      4                             Form of Warrant


      5                             Opinion of Counsel


     23                             Independent Auditors' Consent


     24 Consent of Counsel is contained in the Opinion of Counsel, filed as part hereof as Exhibit 5


Item 17.  Undertakings.


The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hauppauge, State of New York, on May 24, 1996.

EXCEL TECHNOLOGY, INC.


By:  /s/ J. Donald Hill
     ..................
     J. Donald Hill, Chairman of the Board,
     President and Chief Executive Officer
     (Principal Executive Officer)

By:  /s/ Antoine Dominic
     ....................

     Antoine Dominic, Chief Financial Officer
    (Principal Financial and Accounting Officer)


Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                   Title                           Date


/s/ J. Donald Hill         Director                     May 24, 1996
 ..................
J. Donald Hill


 ..................         Director
Steven Georgiev


/s/ Howard S. Breslow      Director                     May 24, 1996
 .....................
Howard S. Breslow


/s/ Antoine Dominic        Director                     May 24, 1996
 ....................
Antoine Dominic


 ....................       Director
Parham Pouladdej



EXHIBIT 4

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER.



                       COMMON STOCK PURCHASE WARRANT

                    WARRANT TO PURCHASE ______ SHARES OF
                  COMMON STOCK, PAR VALUE $.001 PER SHARE,
                          OF EXCEL TECHNOLOGY, INC.



     THIS CERTIFIES THAT, for value received, ______________, with an address at ______________________________ ("Warrant Holder"), is entitled pursuant to this Common Stock Purchase Warrant (the "Warrant"), subject to the terms and conditions set forth herein, to purchase from Excel Technology, Inc. (the "Company") ________ fully paid and non-assessable shares (the "Warrant Shares"), of Common Stock, par value $.001 per share ("Common Stock"), of the Company for a period of five years from the date hereof at a purchase price of $_____ per share. The initial purchase price and the number of shares purchaseable hereunder are subject to adjustment in certain events, as more fully described herein. The term "Exercise Price" as used herein shall mean the initial purchase price, subject however, to any such adjustments.

1.    EXERCISE OF WARRANTS.

      The purchase rights represented by this Warrant Certificate may be exercised by the Warrant Holder during the period commencing the date hereof and expiring at the close of business five years from the date hereof, or if such day is a day on which banks in the City of New York are authorized by law to close, then on the next succeeding day on which banks are open for the transaction of business in such City, as follows: on a cumulative basis as to __% of the shares of Common Stock on and after the date of this Warrant; and an additional __% of the shares on ________________, by surrender of the Warrant Certificate with the exercise form annexed hereto duly executed by the holder, or by an attorney-in-fact duly authorized in writing, to the Company at the principal office of the Company (currently at 45 Adams Avenue, Hauppauge, New York 11788), together with payment of the Exercise Price in full, by cash, certified check or bank draft. The Company agrees that the Warrant Holder shall be deemed to be the record owner of such shares of Common Stock purchased as of the close of business on the date on which this Warrant Certificate shall have been presented and payment made for such shares as aforesaid. Certificates for the shares of Common Stock so purchased shall be delivered to the Warrant Holder within a reasonable time after the purchase rights represented by this Warrant Certificate shall have been exercised, not to exceed 10 business days following the date of such exercise.

      If the Warrants represented by this Certificate shall be exercised in part only, the Company shall, upon surrender of this Warrant
Certificate for cancellation, deliver a new Warrant Certificate evidencing the Warrants not so exercised.

2.    ADJUSTMENT OF THE EXERCISE PRICE.

      The Exercise Price shall be adjusted from time to time as follows:

      (a) If the Company shall declare and pay to the holders of Common Stock a dividend in shares of Common Stock, the Exercise Price in effect immediately prior to the record date fixed for the determination for stockholders entitled to such dividend shall be proportionately decreased, such adjustment to become effective immediately after the opening of business on the date following such record date.

      (b) If the Company shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior thereto shall be adjusted so that the holder shall be entitled to receive the number of shares which he would have owned or been entitled to receive after the happening of any of the events described above had this Warrant been exercised in full immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business of the day following the day upon which such subdivision or combination, as the case may be, becomes effective.

      (c) The number of shares purchasable upon the exercise of the Warrant shall be that number determined by multiplying the number of shares issuable upon exercise immediately prior to such adjustment by a fraction, of which the numerator is the Exercise Price in effect immediately prior to such adjustment and denominator is the Exercise Price as so adjusted.

      (d) In case of any capital reorganization, or the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of the outstanding shares of Common Stock into shares of other stock or other securities or cash or other property), or the sale of the property of the Company as an entirety or substantially as an entirety (collectively such actions being hereinafter referred to as a "Reorganization"), any unexercised Warrants granted hereby shall be deemed cancelled unless the surviving corporation in any such Reorganization elects to assume the Warrants granted hereby or to issue substitute warrants in place thereof; provided, however, that notwithstanding the foregoing, if the Warrants granted hereby would otherwise be cancelled in accordance with the foregoing, the holder shall have the right, exercisable during a ten day period ending on the fifth day prior to such Reorganization, to exercise this Warrant in whole or in part; provided, further, however, that in the event such Reorganization is not completed, such exercise of this Warrant by the holder shall be deemed null and void and the holder hereof shall have all rights afforded such holder as the owner of this warrant.

      Anything in this Section 2 to the contrary notwithstanding, the Company shall not be required, except as hereinafter provided, to make any adjustment of the Exercise Price in any case in which the amount by which such Exercise Price would be decreased or increased by less than $.05 per share of Common Stock, but in such case any adjustment that would otherwise be required then to be made will be carried forward and made at the time and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to $.05 per share of Common Stock. In the event of any subdivision or combination of shares of Common Stock, said amount (as theretofore decreased or increased) shall be proportionately decreased or increased. All calculations hereunder shall be made to the nearest whole cent.

      (f) No fraction of a share of Common Stock shall be issued upon exercise but in lieu thereof the Company shall pay for such fraction in cash at a price based upon the then market price per share of the Common Stock.

      (g) Whenever the Exercise Price is adjusted, the Company shall file with any transfer agent, if one exists, of the Common Stock and with the holder a statement signed by the chief financial officer of the Company stating the adjusted Exercise Price and sufficient facts to show the reason for such adjustment and the manner of computing the adjustment. If as a result of any adjustment required to be made under this Section 2, the holder shall have the right to receive other securities of the Company, then such securities of the Company shall be subject to adjustments which shall be as nearly equivalent as shall be practicable to the adjustment provisions of this Section 2.

3.    PRIOR NOTICE AS TO CERTAIN EVENTS.

      The Company shall mail to the registered owner of this Warrant Certificate, at his last known post office address, not less than 20 days prior notice of the date on which (a) a record will be taken for the purpose of determining the holders of shares of Common Stock entitled to dividends (other than cash dividends) or subscription rights or (b) a record will be taken (or in lieu thereof of the transfer books of the Company will be closed) for the purposes of determining the holders of shares of Common Stock entitled to notice of and to vote at a meeting of shareholders at which any capital reorganization, reclassification of Common Stock, consolidation, merger, dissolution, liquidation, winding up or sale, transfer or other disposition of the Company's assets, property or business shall be considered or acted upon, as the case may be.

4.    COMMON STOCK.

      (a) For the purposes of the Warrants represented by this Certificate, the term "Common Stock," as used herein, shall include (i) the class of stock designated as Common Stock, par value $.001 per share, of the Company or (ii) any class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

      (b) The Company covenants and agrees that the shares of Common Stock issuable upon the exercise of this Warrant will, when issued (and paid for in the manner set forth herein), be duly authorized, validly issued, fully paid, non-assessable and free from all taxes, liens, security interests, charges and other encumbrances with respect to the issuance thereof.

      (c) The Company covenants and agrees that during the period within which the rights represented by this Warrant Certificate may be exercised, the Company shall at all times have authorized and reserved and keep available free from preemptive rights, solely for the issuance or delivery upon the exercise of this Warrant, shares of Common Stock and other securities and properties as shall be receivable upon the exercise from time to time of the Warrants represented by this warrant Certificate.

5. SECURITIES ACT OF 1933.

      The Warrants represented by this Certificate and the shares of Common Stock issuable upon the exercise of this Warrant may not be sold, transferred, pledged, hypothecated, or otherwise disposed of unless the holder is advised by the Company that said securities are effectively registered under the Securities Act of 1933, as amended ("Securities Act"), and applicable state securities laws or the Company is in receipt of an opinion of counsel knowledgeable in securities law matters and satisfactory to the Company and its counsel that such disposition may be effected without filing under said Act, and a legend to such effect may be placed on this Warrant Certificate and the certificates for all shares of Common Stock issuable upon the exercise of this Warrant.

6.    WARANT HOLDER NOT A SHAREEHOLDER.

      Until exercised, the warrants represented by this Certificate shall not entitle the Warrant Holder to any voting rights or other rights of a shareholder of the Company; except that the Warrant Holder hereof shall be entitled to all notices sent to or other communications by the Company with shareholders of the Company.

7.    APPLICABLE LAW.

      The terms and provisions set forth in this Certificate shall be governed by and construed in accordance with the laws of the State of New York.

8.    LOSS, ETC. OF WARRANT CERTIFICATE.

      If this Certificate is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnify or otherwise as the Company may reasonably impose, issue a new Warrant Certificate of like denomination, tenor and date. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed certificate shall be discovered.

9.    ASSIGNMENT.

      This Warrant Certificate may not be assigned, sold, transferred or otherwise hypothecated. Title to this Warrant Certificate and all rights hereunder are not transferable.

IN WITNESS WHEREOF, the Company has executed this Certificate as of the ____ day of _________, 199_ by its duly authorized officer.



EXCEL TECHNOLOGY, INC.



BY: .............................
    Rama Rao, President



ATTEST:..........................
Triveni Srinivasan-Rao, Secretary

                              FORM OF EXERCISE

               Form of Exercise to be executed by the holder
                           at the time of exercise)

     The undersigned, holder of the within Warrant(s), hereby exercises
his right to purchase       shares of Common Stock, par value $.001 per
share, of Excel Technology, Inc. which the undersigned is entitled to purchase under the terms and conditions of the within Warrant, and makes payment in full for the number of shares of Common Stock so purchased by
payment of $         , by certified or cashier's check.

Please issue the certificate of shares of Common Stock in the name of, and pay any cash for any fractional share to:


 .........................
   Print or type name

 .........................
   Social Security or
   Identifying Number

 .........................
    Street Address

 .........................    .....    ..........
       City                  State     Zip Code

and, if said number of shares is not all of the shares purchasable hereunder, a new Warrant Certificate for the unexercised portion of the within Warrant(s) to:


 .........................
   Print or type name


 .........................
   Social Security or
   Identifying Number


 .........................
    Street Address

 .........................    .....    ..........
       City                  State     Zip Code

DATED:


 .........................
       Signature
 (Signature must conform
 in all respects to name
 of holder as specified
    on Certificate)

EXHIBIT 5

May 24, 1996


Board of Directors
Excel Technology, Inc.
45 Adams Avenue
Hauppauge, New York 11788



Gentlemen:

      It is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement of Excel Technology, Inc. on Form S-3 will, when sold, be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of such Registration Statement.


Very truly yours,


Breslow & Walker


EXHIBIT 23


KPMG Peat Marwick LLP


                      Independent Accountants' Consent
                      ................................



The Board of Directors
Excel Technology, Inc.:


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for investments in 1994.

                                                   /s/ KPMG Peat Marwick
                                                   .....................

                                                   KPMG PEAT MARWICK

Jericho, New York
May 22, 1996